SECURITIES AND EXCHANGE COMMISSION

Washington, DC

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report:
July 30, 2003

BAR HARBOR BANKSHARES

MAINE	841105-D	01-0293663
(State)	(Commission File Number)	(IRS Employer ID)

Address of Principal Executive Officers:

PO Box 400, 82 Main Street
Bar Harbor, ME 04609-0400

Registrant’s Telephone Number: (207) 288-3314

ITEM 7 – FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

a) Financial statements: Not applicable

b) Pro forma financial information: Not applicable

c) Exhibits:

Exhibit No. Description

99.1 Press Released dated July 30, 2003

ITEM 12 – RESULTS OF OPERATIONS AND FINANCIAL CONDITION

a) On July 30, 2003, Bar Harbor Bankshares issued a press release announcing its results of operations for the quarter ended June 30, 2003. A copy of the press release is included as Exhibit 99.1 and is incorporated herein by reference.

b) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAR HARBOR BANKSHARES

/s/Gerald Shencavitz

Gerald Shencavitz
Chief Financial Officer

For more information contact:
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

FOR IMMEDIATE RELEASE

 BAR HARBOR BANKSHARES REPORTS A 30% INCREASE IN EARNINGS

Bar Harbor, Maine (July 30, 2003) – Bar Harbor Bankshares (AMEX:BHB) President and Chief Executive Officer, Joseph M. Murphy, today announced net income of $1.41 million or diluted earnings per share of 43 cents for the quarter ended June 30, 2003, compared with $1.13 million or 34 cents per diluted share for the same quarter last year, representing increases of 25% and 26%, respectively. For the six months ended June 30, 2003, total earnings amounted to $2.72 million, representing an increase of $626 thousand or 30%, and an increase of 21 cents per diluted share or 33%, compared with the same period last year.

In making the announcement, Mr. Murphy said, "We are pleased with the continued improvement in the Company’s performance, especially in light of historically low interest rates and a challenging economy. We have generated healthy loan growth during the first half of the year in both the commercial and consumer portfolios, the fruits of which will help drive earnings. The decline in interest rates during the quarter continued to fuel an unprecedented wave of loan refinancing activity, with year-to-date residential real estate loan originations topping $63 million, following $117 million during all of 2002."

Total assets ended the quarter at $556 million, or 8% higher than the same date in 2002. Total loans stood at $371 million, representing increases of $20 million or 6% compared with year-end, and $45 million, or 14%, compared with the same date last year. Year-over-year deposit growth amounted to $26 million or 9%, ending the current quarter at $317 million.

For the quarter ended June 30, 2003, net interest income after the provision for loan losses amounted to $4.7 million compared with $4.4 million for the comparable quarter last year, representing an increase of $331 thousand, or 7%. The net interest margin, on a tax equivalent basis, amounted to 3.97% for the current quarter, representing a decline of six basis points from the prior quarter and a decline of seventeen basis points compared with the second quarter of last year. The continued growth in net interest income was principally attributed to a $43 million increase in average earning assets, compared with the same quarter in 2002.

Interest rates continued to decline during the quarter, with the yield on the benchmark 10-year U.S. Treasury note bottoming out at 3.07%, a 45-year low, on June 13. Over the ensuing weeks this trend dramatically reversed course, with the yield on the 10-year Treasury note rising to 4.44% as of yesterday’s close, representing an unprecedented 137 basis point turnaround. "Over the past several quarters, our asset sensitive balance sheet has put pressure on the net interest margin, as interest earning assets have been re-pricing at faster speeds than our funding costs," said Mr. Murphy. While our margin has been squeezed during this low rate environment, we have been vigilantly managing our exposure to rising rates over the longer term horizon and are positioned to benefit from an improving economy," he added.

 The Company’s non-interest income amounted to $1.8 million for the quarter ended June 30, 2003, representing an increase of $225 thousand or 15%, compared with the same quarter in 2002. These results were principally attributed to increased gains on the sale of investment securities, and to a lesser extent a 7% increase in revenue at BTI Financial Group. For the six months ended June 30, 2003, non-interest income amounted to $3.6 million, representing an increase of 21% compared with the same period last year.

Second quarter non-interest expense amounted to $4.6 million, representing an increase of 2% compared with the same quarter last year. For the six months ended June 30, 2003 total non-interest expense amounted to $9.3 million representing an increase of $617 thousand, or 7%, compared with the same period in 2002. The increase was principally attributed to a $436 thousand increase in salaries and employee benefit expenses, reflecting strategic additions to the Company’s work-force, employee compensation increases, and increases in subsidized employee health insurance and retirement benefits. Non-interest expenses at BTI Financial Group declined $282 thousand or 15% between periods, as measures were taken to align income opportunities more closely with operating costs.

At June 30, 2003 total non-performing loans amounted to $2.5 million, or 0.66% of total loans, and the reserve for loan losses expressed as a percent of non-performing loans stood at 215%. During the first six months of 2003 the Company increased its allowance for loan losses by $301 thousand, or 6%, aided in part by the fact that recoveries on previously charged-off loans exceeded current period charge-offs. At quarter end, the allowance for loan losses amounted to 1.42% of total loans, compared with 1.39% at the same date last year. The allowance for loan losses is reviewed by management regularly and continues to be deemed adequate in relation to the loss exposure in the loan portfolio.

The Company’s capital position ended the quarter strong, with a capital-to-assets ratio of 9.7%, and exceeding regulatory requirements for well-capitalized institutions.

Bar Harbor Bankshares is the parent company of the wholly owned subsidiaries, Bar Harbor Banking and Trust Company and BTI Financial Group. Bar Harbor Banking and Trust Company, founded in 1887, provides full service banking with ten locations throughout Down East Maine. BTI Financial Group subsidiaries include Bar Harbor Trust Services, a Maine chartered trust company; Block Capital Management, an SEC registered investment advisor; and Dirigo Investments, Inc., a NASD registered broker dealer. BTI Financial Group offers a comprehensive array of private banking, financial planning, brokerage, investment management and trust services to individuals, businesses, non-profit organizations and municipalities, while providing the highest level of customized personal service.

This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to various factors which could cause actual results to differ materially from those statements. These factors include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in the section captioned "Management’s Discussion and Analysis of Financial Condition and Results of Operations." The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Press Release 2nd Quarter 2003

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/03	6/30/02	2003	2002

Total Assets	$ 555,727	$ 514,119	$ 549,214	$ 507,054
Total Loans	371,234	325,831	362,900	319,036
Reserve for possible loan losses	5,276	4,537	5,261	4,481
Total Deposits	317,078	291,577	311,837	287,258
Borrowings	175,854	162,896	178,445	158,309
Shareholders' Equity	54,059	53,051	53,564	52,504

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/03	6/30/02	6/30/03	6/30/02

Interest and dividend income	$ 7,734	$ 7,924	$ 15,455	$ 15,810
Interest expense	2,837	3,208	5,678	6,356
Net interest income	4,897	4,716	9,777	9,454
Provision for possible loan losses	150	300	300	600
Net interest income after
provision for loan losses	4,747	4,416	9,477	8,854

Noninterest income	1,776	1,551	3,580	2,969
Noninterest expense	4,559	4,480	9,294	8,677

Pre-Tax Income	1,964	1,487	3,763	3,146
Income Tax	552	360	1,047	809

Net income before accounting change	1,412	1,127	2,716	2,337
Less: Accounting change net of tax	-	-	-	(247)
Net income	$ 1,412	$ 1,127	$ 2,716	$ 2,090

Earnings per share:
Basic before accounting change	$ 0.44	$ 0.35	$ 0.86	$ 0.72
Accounting change	-	-	-	(0.08)
Basic after accounting change	$ 0.44	$ 0.35	$ 0.86	$ 0.64

Diluted before accounting change	$ 0.43	$ 0.34	$ 0.84	$ 0.71
Accounting change	-	-	-	(0.08)
Diluted after accounting change	$ 0.43	$ 0.34	$ 0.84	$ 0.63

Dividends per share	$ 0.19	$ 0.19	$ 0.38	$ 0.38
Return on Average Equity	10.57%	8.62%	10.20%	8.08%
Return on Average Assets	1.03%	0.89%	1.00%	0.84%
Capital to Assets, period end	9.73%	10.32%
Book Value per share, period end	$ 17.23	$ 16.50
Shares outstanding, period end	3,137,066	3,215,891